UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                     FORM 3

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1. Name and Address of Reporting Person
   GRECHNIW, VICTOR
   4227 HEADSAIL DRIVE
   NEW PORT RICHEY, FLORIDA 34652

2. Date of Event Requiring Statement (Month/Day/Year)
   01/01

3. IRS or Social Security Number of Reporting Person (Voluntary)


4. Issuer Name and Ticker or Trading Symbol
   EAUTOCLAIMS.COM, INC.

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)

   VICE PRESIDENT

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person


___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|

COMMON STOCK                                                    120,000                   (D)
___________________________________________________________________________________________________________________________________|


___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|

Option to acquire
Common Stock             4/00      4/05                               64,000      $2.00    D

Option to acquire
Common Stock             8/01      8/05                                3,334     $2.375    D

Option to acquire
Common Stock             8/02      8/05                                3,333     $2.375    D

Option to acquire
Common Stock             8/03      8/05                                3,333     $2.375    D

Option to acquire
Common Stock            12/01     12/05                                8,334     $1.22     D

Option to acquire
Common Stock            12/02     12/05                                8,333     $1.22     D

Option to acquire
Common Stock            12/03     12/05                                8,333     $1.22     D

___________________________________________________________________________________________________________________________________|

Explanation of Responses:

Above Options are issued in consideration for serving as an Officer of the company, subject to a one year vesting based upon services as an Officer for one year.





/s/ Victor Grechniw                                         1/15/01
-------------------                                         -------
Signature of Reporting Person                                Date